Exhibit 99.1

Conference Call Transcript

VIVUS: Q1 Conference Call transcript

EVENT DATE/TIME: April 26, 2007, 4:30 p.m. EDT

CORPORATE PARTICIPANTS

Timothy Morris
VIVUS — CFO

Leland Wilson
VIVUS — President & CEO

Peter Tam
VIVUS — SVP, Product and Corporate Development

CONFERENCE CALL PARTICIPANTS

Victor Lau
Wachovia Securities — Analyst

Ian Sanderson
 — Analyst

Ruth-Anne Roussel
Robbins Group — Analyst

Jason Butler
Rodman & Renshaw - Analyst

Steve Sullivan
Horizon Financial Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2007 VIVUS earnings conference call. My name is Melanie, and I will be your coordinator today. (OPERATOR INSTRUCTIONS). As a reminder, this call is being recorded for replay purposes.

I would now like to turn the call over to Mr. Timothy Morris, Chief Financial Officer. Please proceed, sir.

Timothy Morris  — VIVUS - CFO

Thank you. During the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or future financial performance of the Company. We wish to caution you that such statements are just predications and that actual events or results may differ materially. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson - VIVUS - President & CEO

Thank you, Tim, and good morning, and thank you for joining us today. In today’s call, I will review our announced deal with KV Pharmaceuticals for the rights to EvaMist. I will then comment on two management changes that we have made. Peter will give an update on each of our clinical programs, and Tim will review the financial results for the quarter. Lastly, we will take your questions.

First, the recently announced agreement with KV Pharmaceuticals. On March 30, we announced that we had entered into an agreement with KV for the rights to EvaMist, our metered-dosed transdermal estrogen spray for the treatment of menopausal symptoms. The deal consists of a sublicense to our original license agreement and an asset purchase agreement for certain assets. The closing is expected to occur by mid-2007 following the satisfaction of certain closing conditions, as well as the completion of a review by the Federal Trade Commission under the Hart-Scott-Rodino Act.

Under the terms of the agreement, we are eligible to receive payments of $10 million on closing, $140 million on approval of EvaMist NDA, and up to $30 million based on sales milestones through the term of the agreement. Upon FDA approval, KV will be responsible for all manufacturing, selling, marketing and regulatory affairs activities.

VIVUS submitted the NDA for EvaMist on September 29, 2006. The PDUFA date is July 29, 2007.

The decision to partner EvaMist was a difficult one. We have been looking forward to going to market, and we are preparing for the launch of EvaMist. However, the $150 million in near term milestones represents a significant amount of non-dilutive financing. KV has a strong women’s health franchise with an exceptional infrastructure in place. We believe KV will do a great job of launching EvaMist and making this innovative product available to better help patients with menopausal symptoms. We think this is a great deal for KV, a great deal for VIVUS and for our shareholders. The Phase III clinical data for EvaMist was released almost one year ago. Peter will review that data again for you in just a moment.

I would like to turn now to some personnel changes, which have happened since our last call. First, I would like to welcome Lee Perry as our newest Vice President. Lee is our VP and Chief Accounting Officer. Lee joined VIVUS in 2005 as our Senior Director Finance. The creation of this VP position and the promotion of Lee are indicative of Lee’s dedication to experience and VIVUS commitment to internal controls and corporate governance. Lee will continue to report to Tim Morris, our Chief Financial Officer.

Second, we would like to say thanks to John Dietrich. John has been with VIVUS for seven years as our Vice President of Research and Development. As most of you know, John has been working part-time for the last several years from his residence in Denver due to an illness in his family.  Over the past year, John has been working primarily on animal toxicology studies and a post marketing program for MUSE. We appreciate John’s dedication and hard work over the years and wish him and his family well.

With that, I would like to turn the call over to Peter Tam, Senior Vice President of Product and Corporate Development, to give you an update on each of our clinical programs.

Peter Tam  — VIVUS - SVP, Product and Corporate Development

Thank you, Leland. I will now review each of VIVUS’ four clinical programs — Qnexa, EvaMist, testosterone spray, and avanafil.

For Qnexa we have submitted our end of Phase II package to the FDA in preparation for our upcoming end of Phase II meeting. We anticipate that we will be able to provide you with an update on that meeting during our regularly scheduled second-quarter conference call.

We have also made significant progress on the selection and the formation of a scientific advisory board for the development of Qnexa. We hope to be able to announce the board members sometime in the second quarter. I’m also happy to announce that additional Qnexa data will be presented during the upcoming American Diabetes Association annual meeting in Chicago at the end of June. Dr. Thomas Najarian has submitted an abstract that describes the effects of Qnexa on obese patients with Type II diabetes. The abstract has been accepted, and we hope to report the results around the end of June. At VIVUS we’re gearing up on all fronts for the launch of our Phase III program in the second half of this year.

For EvaMist, I want to review for you the data that was presented nearly a year ago. The Phase III trial for EvaMist, which was conducted at 43 clinical sites in the United States, was a 12-week randomized, double-blind, placebo-controlled study of 458 menopausal women. Patients were randomized to three treatment arms, each administering a different dose of estradiol of one, two or three sprays. The study was conducted under a special protocol assessment from the US Food and Drug Administration.

Results showed that the most effective EvaMist dose significantly decreased the number of hot flashes by 78%, from 10.7 hot flashes per day at baseline to 2.3 hot flashes after treatment. This decrease was statistically significant compared to placebo at a p-value of .0001. The reduction in frequency and severity of moderate to severe hot flashes was statistically significant over placebo for all three doses of EvaMist evaluated.  Importantly, application site irritation was less than 2% and was mild in nature.

For testosterone spray we met with the FDA in mid-March to discuss their comments to our SPA request. The meeting was positive and very productive, and we were able to resolve with the FDA the remaining issues regarding the special protocol assessment. We plan to submit our complete Phase III safety and efficacy program to the FDA with the objective of obtaining final agreement in the second half of this year.

For avanafil, our PDE5 inhibitor being developed for the treatment of male erectile dysfunction, we have completed the necessary pre-Phase III animal studies. The Phase III protocol was submitted under a special protocol assessment, as we shared previously with you.  The FDA’s recommendations were very minor, and we will be incorporating their comments and resubmit the protocol to FDA for final buy-off.

These are the ongoing R&D activities at VIVUS, and I look forward to sharing more with you during the next conference call.  I will now turn the call over to Tim to discuss financial results.

Timothy Morris  — VIVUS - CFO

Thanks, Peter. The financial results for the first quarter are as follows.

Total revenues were $1.7 million. This compares to $1.3 million for the first quarter of 2006. The increase in revenues for the first quarter of 2007, as compared to the same period last year, is mainly due to the timing of international orders from our European distribution partner.

Net loss for the first quarter of 2007 was $7.4 million or $0.13 per share. The net loss is lower as compared to the net loss of $8.8 million or $0.20 per share for the same period last year. The reason for the lower net loss in the first quarter of 2007 as compared to 2006 is due to an increase in revenues and lower operating expenses. Lower operating expenses can be attributed to a decrease in the cost of goods sold, a net reduction in research and development spending, offset by an increase in SG&A expenses due to higher non-cash stock compensation expenses. Effective January 1, 2007, VIVUS implemented FIN 48, accounting for uncertainty in income taxes, which resulted in $1.2 million decrease in the opening accumulated deficit as of January 1, 2007.

At March 31, 2007, the Company had cash, cash equivalents and available for sale securities of $55.6 million, a decrease of $3.24 million as compared to the balance at the end of December 2006.

On the Investor Relations front, upcoming public presentations will include a presentation at the Acumen BioFin Fourth Annual Global Health Care Conference in Monte Carlo on May 15 and another presentation at the Sixth Annual JMP Securities Research Conference in San Francisco on May 23.

We would now like to open the call up to questions, and following that, we will turn it back to Leland for a final wrap-up.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Victor Lau, Wachovia Securities.

Victor Lau  — Wachovia Securities - Analyst

Two quick ones:  What was the pre-defined primary end point in the SPA for EvaMist? Second, the accounting treatment of $150 million in upfront and regulatory milestones payments from KV?

Peter Tam  — VIVUS - SVP, Product and Corporate Development

The pre-defined primary endpoints for EvaMist were the frequency of hot flashes as well as the severity of hot flashes measured at both week four and week 12.

Victor Lau  — Wachovia Securities - Analyst

And there was — did every dose achieve statistically significant reduction from baseline at week four and at week 12?

Peter Tam  — VIVUS - SVP, Product and Corporate Development

Yes. The data — again we’re going to be presenting the data, so I’m not going to provide all the details. With regard to both of those endpoints, yes, we met statistical significance. The data actually is very similar from an efficacy standpoint to the data that perhaps you are familiar with that was generated by BioSante’s product.

Victor Lau  — Wachovia Securities - Analyst

Okay. Great. And the accounting treatment of the 150?

Timothy Morris  — VIVUS - CFO

Yes, we’re still determining the final accounting treatment for that. I think we will probably comment on that once we actually receive the amounts from that deal itself.

Operator

Jeff Goater.

Ian Sanderson Analyst

It is Ian Sanderson, and thanks for taking the question. Just a clarification on the SPA activity for MDTS testosterone — are you planning to submit your proposal or your follow-up in H2, or are you planning to submit that earlier and get an agreement with the FDA in the second half of the year?

Secondly, can you just update us on the progress of the once daily formulation of Qnexa?

And then finally, if you can give us any sort of guidance on the spending?

Peter Tam  — VIVUS - SVP, Product and Corporate Development

Okay. In terms of the Testosterone MDTS, yes, we will be submitting our response as a result of the meeting that took place in March to the FDA by certainly before this half is over; and we hope to finalize and get complete resolution in their buy-off before the second half is over. So that is Testosterone MDTS.

And then in terms of the Qnexa formulation, made great progress there. We have actually looked at multiple formulations, which have undergone PK studies. Based on the results of these studies, I believe we reported in the last conference call we have advanced one formulation for Phase III scale-up manufacturing in anticipation for starting our Phase III program second half of this year.

Ian Sanderson Analyst

Great. Then just on the R&D spending, with that $3 million that you spent this quarter is kind of a good baseline to go from?

Timothy Morris  — VIVUS - President & CEO

Yes, until we actually have the end of Phase II meeting with the agency, it can be difficult to give much, if any in the way of guidance from a second-half spending standpoint. But it is probably safe to assume that the spending in this quarter should be consistent here in the second quarter.

Operator

Ruth-Anne Roussel, Robbins Group.

Ruth-Anne Roussel  — Robbins Group - Analyst

Nice quarter. I would appreciate any more clarity that you can give us about your confidence in the chances of EvaMist being approved? I’m trying to figure out why it seems that the market may be discounting a little bit this deal that has come down the pike and excited everyone.

Leland Wilson  — VIVUS - President & CEO

Well, there’s no real answer. I wish I had the answer. We are very confident in the NDA that was submitted. As Peter has said, the clinical data was extremely strong. This is estradiol delivered transdermally, and it is not the first estradiol delivered transdermally nor — and there have been three recent approvals of transdermal estradiols. This NDA was done under an SPA, so we have all the belts and suspenders on this that we possibly can. I think everybody that has dealt with trying to get products approved through the FDA has a certain amount of concern until it actually happens, because NDA approvals come pretty scarce in most people’s lifetime. But we’re very confident and feel that this will be approved.

Operator

Jason Butler, Rodman & Renshaw.

Jason Butler  — Rodman & Renshaw - Analyst

This is Jason on behalf of Mike King. Just two questions. First, on EvaMist. Can you just tell me if the closing conditions include anything to do with KV’s ability to raise further financing?

Timothy Morris  — VIVUS - CFO

They do not.

Jason Butler  — Rodman & Renshaw - Analyst

They do not? Okay. And secondly, on Qnexa could you give us an idea of what the FDA has indicated to you so far on the safety endpoints for the Phase III trials?

Peter Tam  — VIVUS - SVP, Product and Corporate Development

Yes, let’s provide a little perspective. We have actually had two meetings with the FDA already, and we have discussed our program in its entirety fairly extensively. So with regard to the specific safety endpoint, we cannot comment on that until we have had the meeting. But all in all, I’m not expecting a whole lot of surprises out of this meeting. But we will have to wait and see.

Operator

Steve Sullivan, Horizon Financial Group.

Steve Sullivan  — Horizon Financial Group - Analyst

Congratulations on the KV deal?

Leland Wilson  — VIVUS - President & CEO

Thanks, Steve. I appreciate it.

Steve Sullivan  — Horizon Financial Group - Analyst

And secondly, any chance of monetizing avanafil?

Leland Wilson  — VIVUS - President & CEO

Well, yes, there is. There is always that chance. Steve, as you know, we are working hard to find a partner for Phase III.  But there are some interesting things that have happened in that marketplace. We’re seeing that the products are tending toward equilibration in that marketplace. I think that is largely because patients switch a lot, and other people now are seeing that there is a chance to come into that marketplace and gain market share perhaps more easily than anticipated. We are very hopeful that we will be able to have a partner at the time of final agreement on our pre-Phase III program with the agency, and all that work has been done. But Steve, we have been working on this a long time, so I cannot guarantee anything at this point. But it is still high on our radar.

That is a really quality molecule. The data that has been generated to date is exceptional. And so the issue is all about fears of facing the major marketers of Pfizer, Lilly, etc. in the marketplace. So we are working on it.

Steve Sullivan  — Horizon Financial Group - Analyst

When do you expect the Phase III pre-data?

Leland Wilson  — VIVUS - President & CEO

When do we expect to begin Phase III for avanafil? We have not given a date for that.

Steve Sullivan  — Horizon Financial Group - Analyst

I always try.

Leland Wilson  — VIVUS - President & CEO

I know. Good try.

Operator

Ladies and gentlemen, that does conclude our question and answer session for today. I would now like to turn the call back over to Mr. Leland Wilson for closing remarks. Please proceed, sir.

Leland Wilson  — VIVUS - President & CEO

Okay. Well, first of all, thanks, everybody. I appreciate the support. Obviously, as seen in our stock price, we are optimistic with that. I was really happy to see Orexigen’s price here over the last day or so, very favorable pricing. We’re very confident about our product, Qnexa, and how it fits in our other pipeline of products behind that one. So we feel like we are in very sound position right now and feel like the future is very bright for VIVUS and our shareholders.

So, with that, I will just say thanks to everybody and look forward to talking to you next quarter. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may now disconnect your lines. Have a good day.